Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on the 12th day of September, 2007 to be effective on and as of the 12th day of September, 2007 (the “Effective Date”), by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and Elaine M. Brown (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment.

(a) Effective upon the Effective Date, the Company shall employ the Executive as its Executive Vice President, Administration. The Executive shall have such powers, perform such duties and fulfill such responsibilities as may be determined by the Chief Executive Officer of the Company from time to time. The Executive accepts such employment and shall perform her duties faithfully and to the best of her abilities.

(b) The Executive shall devote her full working time and creative energies to the performance of her duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to her. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of her duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise her personal, passive investments; and (ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities.

1.2 Place of Employment. The Executive’s principal place of employment shall be in Lanham, Maryland, subject to such travel as may be reasonably required by her employment pursuant to the terms hereof.

2.	Term of Employment.

2.1 Term of Employment. Executive agrees that the initial term of this Agreement shall be for a period of three (3) years commencing on the date first written above (the “Effective Date”) and will continue until the third anniversary of the Effective Date (as may be extended, the “Term”). At the end of the initial Term or at the end of any twelve (12) month renewal period (as described in Section 2.2 below), the Term of this Agreement may automatically extend as provided below in Section 2.2. Notwithstanding anything to the contrary contained herein, the Company may terminate Executive’s employment with or without Cause.

2.2 Renewal Periods. If this Agreement has not been terminated earlier in accordance with the provisions of this Agreement, at the end of the initial Term or any twelve (12) month renewal period, the Term shall be extended automatically for an additional twelve (12) month period unless either party provides written notice of non-renewal to the other party at least one hundred twenty (120) days prior to the last day of the Term or any renewal period, as applicable.

3.	Compensation.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary of $233,064.00 per annum (the “Base Salary”), which shall be pro-rated for calendar year 2007, less such deductions as shall be required to be withheld by applicable laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments and in accordance with the practices of the Company in effect from time to time for the payment of salaries to employees of the Company, but in any event not less frequently than monthly. The Executive’s Base Salary shall be reviewed at least annually and may be increased (but not decreased) based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

3.2 Additional Compensation. During the Term, Executive shall be entitled to participate, in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers, in any present or future bonus, profit sharing, stock option (whether incentive or non qualified) or other employee compensation or incentive plan adopted by the Company.

3.3 Participation in Executive Officer Benefit Plans; Vacation. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, 401(k) pension or similar benefit plan of the Company which may be available to other executive officers of the Company generally on the same terms as such other executive officers. The Executive shall receive vacation in accordance with the vacation policy of the Company.

3.4 Expenses. The Company shall pay or reimburse the Executive for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, computer equipment, mobile telephones, professional insurance, and the like) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may be required by the policies and procedures of the Company in effect from time to time.

3.5 Withholding. The Company is authorized to withhold from the amount of any Base Salary and any other things of value paid to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

4.	Termination.

4.1 General. The employment of the Executive hereunder shall terminate as provided in Section 2, unless earlier terminated in accordance with the provisions of this Section 4.

4.2 Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

4.3 Death or Disability of Executive.

(a) The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to the Executive or her personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.3(b) below).

(b) For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of the Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

(c) Any leave on account of illness or temporary disability which is short of “Total Disability” shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for “Cause” (as defined in Section 4.4 below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

4.4 Termination For Cause. The Company may, upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for “Cause” (as defined below). For purposes of this Agreement, “Cause” means (i) the material failure of the Executive to perform her duties under this Agreement, or to follow the Company’s policies and procedures applicable to executive officers of the Company in effect from time to time, after notice and a reasonable opportunity to cure; (ii) willful malfeasance by the Executive in connection with the performance of her duties under this Agreement; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of the Executive to obey in any material respects any proper written direction of the Chief Executive Officer of the Company that is not inconsistent with this Agreement; (vi) the material violation by the Executive of any of the provisions of Section 5 of this Agreement; or (vii) based on the results of the investigation by the Securities and Exchange Commission, the Board of Directors determines that the Executive’s conduct or actions represented willful malfeasance in connection with the performance of her job.

4.5 Payments Upon Termination.

(a) The Company may at any time during the Term terminate the Executive without Cause. In the event the Executive’s employment is terminated by the Company without Cause during the Term, then the Company shall pay (on the same schedule used to pay Base Salary to the Executive during the Term) the Executive (in lieu of any severance benefits as described in the Company’s employment manual as in effect from time to time and in lieu of any amounts that would have otherwise been payable under that certain Change in Control Agreement dated August 2, 2006 by and between the Company and the Executive (the “Change in Control Agreement”) or that certain Transition Bonus Agreement dated August 7, 2006 by and between the Company and the Executive (the “Transaction Bonus Agreement”)):

(1) the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 of this Agreement had the Executive remained in the employ of the Company for a period commencing upon the date of such termination and ending on the first anniversary of the date of termination (“Termination Coverage Period”); provided, however, that in the event that during the Termination Coverage Period such period Executive receives compensation from a third party employer (“Third Party Employer Compensation”), then Executive shall promptly provide written evidence of such compensation and any payments under this Section 4.5(a) shall be net of such Third Party Employer Compensation, and

(2) the Executive’s COBRA Premiums (as defined below in this Section 4.5(a)) for the Termination Coverage Period, or the portion thereof, that Executive or Executive’s dependents are eligible for such COBRA coverage.

The term “COBRA Premiums” shall mean the amount of the premiums due for Executive and Executive’s covered dependents (as defined under COBRA) under any so-called COBRA continuation coverage under any of the Company’s group health insurance programs in which Executive is eligible and elects to be covered thereunder. The Company shall make such COBRA Premiums payments within thirty (30) days of the Executive’s furnishing such documentation concerning coverage under such contract or premium amounts as the Company reasonably requires.

(b) In the event the Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by the Executive, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary accrued through the date of termination of her employment and any other benefits the Executive is then due pursuant to the employment benefit plans of the Company.

(d) Upon termination of Executive’s employment for death or due to Total Disability, the Company shall pay to the Executive, guardian, personal representative or estate, as the case may be, in addition to any insurance or disability benefits to which Executive may be entitled hereunder, all amounts accrued or vested prior to such termination.

(e) Upon termination of Executive’s employment for death, due to Total Disability or without Cause, the Executive, or the Executive’s guardian, personal representative or estate, as the case may be, shall be entitled to a bonus (consistent with the provisions of Section 3.2 of this Agreement) for the fiscal year in which the date of termination of employment occurs, prorated for the period of employment in such fiscal year; provided, however, that such bonus will be withheld and not deemed earned only in the event that: (i) the Company reasonably determines that Executive had not substantially met, to the extent reasonably obtainable, Executive’s bonus related goals as of the date of termination of employment or (ii) no other similarly situated executive actually receives a bonus for such fiscal year. Any such bonus deemed earned, shall be payable at the time in which other similarly situated Company executive’s receive their bonus payments.

(f) In the event that this Agreement is not renewed either after the initial Term or after a renewal period, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary accrued through the date of termination of her employment and any other benefits the Executive is then due pursuant to the employment benefit plans of the Company.

4.7 No Disparaging Comments Upon Termination.

Upon termination of this Agreement, the Company will refrain from making any disparaging remarks about the Executive. Similarly, the Executive shall refrain from making any disparaging remarks about the Company or the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its affiliates.

5.	Certain Covenants of the Executive.

5.1 Restrictive Covenants.

(a) The parties hereto agree that as used herein “Confidential Information” means all information which becomes known to the Executive as a consequence of her employment by the Company and includes, but is not limited to, information about the Company’s customers, methods of operation, prospective and executed contracts, trade secrets, business contacts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding the Company. The parties hereto further agree and stipulate that this Confidential Information was developed by the Company at considerable expense, that this information is a valuable asset and part of the Company’s goodwill, that this information is vital to the Company’s success and is the sole property of the Company.

(b) The Executive recognizes and acknowledges that during her employment by the Company, the Executive has, or will, become familiar with the Company’s Confidential Information.

(c) The Executive recognizes and acknowledges that the Company is engaged in the business of, among other things, building satellite ground systems and equipment for command and control, integration and test, data processing and simulation (the “Business”). The Business is a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by the Executive of the Confidential Information protected under this Agreement, whether during her employment with the Company or after its termination, would cause immediate, substantial and irreparable injury to the Business and the goodwill of the Company.

(d) The Executive agrees that upon termination of her employment with the Company for any reason, whether voluntary or involuntary or with or without Cause, she will surrender to the Company every item and every document which is the Company’s property or will completely remove from the Executive’s personal property such Confidential Information in whatever form (e.g. cell phones, PDA’s, personal computers, etc.). All such documents and Confidential Information are the sole and absolute property of the Company. At the written request of the Company, the Executive shall provide the designated representative of the Company a certificate containing the following statement: “The Executive hereby certifies that she has notified the Company’s designated representative of all Confidential Information residing on any personal property of the Executive to which the Executive is aware of after due review and inspection and has removed and destroyed (unless otherwise directed in writing by the Company) all Confidential Information from all personal property of the Executive.” Thereafter, in the event that the Executive becomes aware of any further Confidential Information on the Executive’s personal property, the Executive shall notify the Company in writing and again comply with the immediately preceding sentence.

(e) The Executive agrees that during her employment and following the termination of that employment for any reason, whether voluntary or involuntary or with or without Cause, she will not, on her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose the Company’s Confidential Information to any person or entity other than agents of the Company, and she will not use or aid others in obtaining or using any such Confidential Information. The Executive’s obligations under this Section 5.1(e) shall not be deemed violated in the event that (i) the Executive discloses any Confidential Information pursuant to order of a court of competent jurisdiction, provided the Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) the information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is not legally prohibited, to the best of the Executive’s knowledge, from making such information available.

(f) All inventions, prototypes, discoveries, improvements, innovations and the like (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof (“Works”) which are designed, created or developed by the Executive, solely or in conjunction with others, in the course of performance of the Executive’s duties which relate to the Business, shall be made or conceived for the exclusive benefit of and shall be the exclusive property of the Company. The Executive shall immediately notify the Company upon the design, creation or development of all Inventions and Works. At any time thereafter, the Executive, at the request and expense of the Company, shall execute and deliver to the Company all documents or instruments which may be necessary to secure or perfect the Company’s title to or interest in the Inventions and Works, including but not limited to applications for letters of patent, and extensions, continuations or reissues thereof, applications for copyrights and documents or instruments of assignment or transfer. All Works are agreed and stipulated to be “works made for hire,” as that term is used and understood within the Copyright Act of 1976, as amended or any successor statute. To the extent any Works are not deemed to be works made for hire as defined above, and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, the Executive shall, without further consideration but at the expense of the Company, assign and transfer to the Company the Executive’s entire right, title and interest (including copyrights and patents) in or to those Inventions and Works.

(g) The Executive agrees that during her employment with the Company and for a period commencing on the termination of such employment and ending (i) in the event the Executive’s employment is terminated in accordance with Section 2 by the Company without Cause, at the end of the Termination Coverage Period, or (ii) in the event the Executive’s employment terminates for any other reason (whether voluntarily or involuntarily), on the date one (1) year following such date of termination, she will not, on her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business which competes against the Business of the Company in any geographic area in which the Company engages in the Business. This subsection shall not be construed as precluding the Executive from working as an employee or consultant for a separate business unit of a competitor of the Company, if the separate business unit is not in competition with the Business.

(h) The Executive agrees that during her employment and for a period of twenty four (24) months after the termination of such employment, whether voluntary or involuntary or with or without Cause, she will not, on her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employees of the Company to leave their employment with the Company and/or consider employment with any other person or entity.

5.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens, either in writing or as evidenced by a demonstrable course of conduct, to commit a breach of, any of the provisions of Section 5.1 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its affiliates and that money damages may not provide adequate remedy to the Company.

5.3 Covenants Currently Binding the Executive. The Executive warrants that her employment by the Company, and her execution, delivery and performance of this Agreement, will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by the Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

5.4 Litigation. There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive’s knowledge, threatened against or affecting the Executive or which would adversely affect her ability to substantially perform the duties herein.

5.5 Review. The Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive’s choosing.

5.6 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.7 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

6.	Dispute Resolution.

6.1 Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, the substantially prevailing party (as determined by the arbitrator) shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees.

6.2 No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH A BREACH OF THER AGREEMENT.

6.3 Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of ther Agreement including any award under an arbitration proceeding.

6.4 Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THER AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THER AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN LANHAM, MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

7.	Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i)	if to the Company, to:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland

Fax: (301) 731-3183

Attention: Chief Executive Officer

with copies to:

Venable LLP

575 7th Street, NW

Washington, DC 20004

Fax: (202) 344-8300

Attention: Wallace E. Christner, Esq.

(ii)	if to the Executive, to:

Elaine M. Brown

10731 Judy Lane

Columbia, MD 21044

Fax: (410) 531-1823

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto, including without limitation any severance benefits as described in the Company’s employment manual as in effect from time to time and the Change in Control Agreement and the Transition Bonus Agreement, both of which agreements are hereby terminated and shall be of no further force and effect.

7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.6 Confidentiality. Neither party shall disclose the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

7.7 Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

7.8 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

7.9 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity which buys substantially all of the Company’s assets. However, the Executive may not assign this Agreement without the prior written consent of the Company.

7.10 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

INTEGRAL SYSTEMS, INC.

By:	/s/ Alan W. Baldwin	(SEAL)
Name:	Alan W. Baldwin
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Elaine M. Brown		(SEAL)
Elaine M. Brown